CONSENT OF KPMG LLP

Exhibit 23.1

The Board of Directors

Sonic Solutions

We consent to the incorporation by reference in the registration statements (No. 333-103624, 333-102396, 333-73412 and 333-66187) on Forms S-3 and S-8 of Sonic Solutions of our report dated May 1, 2003, relating to the balance sheets of Sonic Solutions as of March 31, 2003 and 2002, and the related statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2003, and the related financial statement schedule included in the annual report on Form 10-K of Sonic Solutions.

/s/    KPMG LLP

San Francisco, California

June 26, 2003